First Quarter 2008 Conference Call

Page #

EXHIBIT 99.2

To 8-K dated May 1, 2008

First Quarter Earnings Release

Seacoast Banking Corporation

April 29, 2008

10:00 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to the First Quarter Earnings Release Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session.  Please note that this conference is being recorded.  I will now turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis S. Hudson, III:

Thank you very much and welcome to Seacoast’s First Quarter 2008 Earnings Conference Call.  Before we begin, we’d like to again direct your attention to the statement contained at the end of our press release regarding forward statements. During the call, we are going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and accordingly our comments are intended to be covered within the meaning of that Act.

I have also posted a few slides on our website, as usual, and we would refer all of you to the website.  The site is: www.seacoastbanking.net, or our ticker symbol: www.sbcf.com.  If you click on the “Presentations” listing at the bottom of the “Investor Relations” portion of the listing, you can view those slides as we continue along with our comments.

With me today, again, is Bill Hahl, Our Chief Financial Officer; as well as Doug Gilbert, our Vice Chairman; Jean Strickland, our Chief Operating and Chief Credit Officer; and Russ Holland, our Chief Banking Officer.  All of us will be available to answer your questions following our prepared remarks.

Seacoast’s earnings this quarter were again affected by the very soft residential market in Florida.  GAAP earnings for the quarter were $0.09 a share, compared with $0.10 a share in the fourth quarter of 2007 and $0.14 a share one year ago. Earnings in the same quarter in the prior year included a securities restructuring charge of approximately $0.16 per share.  Bill is going to give further color on our earnings performance for the quarter in just a minute.  Overall, however, our core earnings, before credit costs, remained strong this quarter on a slightly stronger net interest margin and with previously communicated expense reductions that were implemented during the quarter.  Our core consumer and small business focus continues to perform well, in spite of difficult market conditions, and our expense reductions have certainly helped support our earnings as credit costs have continued to weigh on our results.

Our capital position increased during the quarter with our total risk-based capital ratio growing to 12.3 percent at quarter-end, compared to 12.1 percent at year-end [2007] and 11.7 percent one year ago.  Over the past few years, we fortunately undertook three separate capital raises totaling a little over $50 million, including a $12 million raise as recently as June 30, 2007.  These activities have helped us increase our capital base at a reasonable cost in response to growth and in response to higher levels of problem assets.  Moreover, given the weakened conditions in our markets, we now project modest declines in our loan balances, which should result in higher capital ratios as the year progresses.  As part of our capital planning activities for 2008, we will be filing a Shelf Registration Statement, covering a variety of securities, in order to provide us with additional flexibility in the future should we see opportunistic situations develop around us or should we later determine a need for additional capital.

Nonperforming assets fell this quarter to 3.47 percent from 3.57 percent last quarter, but remain unacceptably high.  Most of our nonperforming assets are land and acquisition and development loans related to the residential real estate market.  We posted a chart comparing our nonperforming assets in the last cycle, 1989 through 1992, to our most recent performance.  As you can notice, we are seeing similar results this cycle.  Nonperforming assets will remain under pressure all year, and could grow as we continue to closely monitor our exposures and move through the collection process.

This quarter we continued to bring down our overall exposures to residential real estate development, which should continue throughout the rest of the year.  A good part of our credit costs for this quarter was the result of additional charge-downs relating to deteriorating collateral valuations associated with loans classified as nonaccrual.  In addition, we continue to build our reserve for loan losses, which stood at 1.22 percent of loans at quarter-end.

Now I’m going to turn the call over to Bill for a few comments on the quarter, and then I’ll come back for a few concluding comments. Bill.

William Hahl:

Thanks, Denny.  As Denny mentioned, this quarter’s results on a GAAP basis continued to reflect elevated credit costs related to the housing market slowdown and the impact on revenues of the Company’s nonperforming assets.  Denny mentioned a slide, and right behind his slide on the nonperformers posted for this call, [there is a slide which] shows net income, on a pre-provision basis, for Q1 ‘08 generated from the core franchise, and the successful completion of overhead cost reductions, and that net income increased compared to the fourth quarter 2007.  On an EPS basis, pre-provision after-tax earnings were $0.27 per share for the quarter, compared to $0.30 in the same quarter 2007, and a 17 percent increase compared to the $0.23 per share for the fourth quarter of 2007.  Over the last 12 months, pre-provision after-tax cash earnings totaled $1.06 per share, compared to the cash dividend of $0.64 per share.

Another example of our solid core performance in a difficult environment is that total revenues for the first quarter [2008] at $26.7 million were unchanged from the fourth quarter 2007 and were only modestly lower compared to the same quarter a year ago.  Over the past several quarters, revenues have been reduced as a result of the $62 million in nonperforming loans. The revenues lost have been offset by annual loan and deposit growth, as well as substantial earnings benefit from the large and valuable core deposit franchise.

We have posted a slide for this call showing that the compounded annual growth rate over the past four years for the core deposits has been 13.9 percent.  Core deposits for the operating subsidiary have consistently comprised about 86 percent of total deposits.  The cost of core deposits in the first quarter [2008] was lower and resulted in a decline of 17 basis points from the fourth quarter [2007] to 1.43 percent; the cost of all interest bearing liabilities declined by 45 basis points.  Year-over-year, in a very competitive deposit market, many competitors were paying rates in excess of wholesale funding.  Our core deposit growth increased by 2.5 percent and total deposits grew by 3 percent [year-over-year].  The growth in the deposits, while maintaining this favorable deposit mix, has allowed us to avoid large wholesale borrowings, maintain strong liquidity, and produce a stable net interest margin.  Please refer to a slide for this call which shows the net interest margin and net interest income on a comparative basis over the past five quarters.  As Denny mentioned, the net interest margin improved by 3 basis points in the first quarter [2008] compared to the fourth quarter [2007].  Net interest income this quarter, as a result of the lower funding costs and year-over-year loan growth, remained relatively stable compared to the five previous quarters at $20.6 million.

The cost of total deposits on a linked-quarter basis declined to 2.67 percent, or 26 basis points lower, and was slightly lower compared to the first quarter of 2007.  The overall rate paid for interest bearing liabilities declined 48 basis points to 3.26 percent compared to the first quarter a year earlier.  Competitors marketed aggressive CD offerings during the first quarter 2008, but it was less consistent and there were fewer participants.  Positives for deposit funding costs in the near-term will likely continue, but will be limited primarily to re-pricing of maturing CDs as the demand for other interest-bearing deposits products declines with lower interest rates.  Net interest income growth in the coming quarters will be dependent primarily upon our success in growing loans and core deposits, and less on declines in price or deposit rates paid, as the Fed nears the end of lower interest rates.

Moving on to noninterest income: On a linked-quarter basis, due to better mortgage banking production, deposit service fees, and a large growing retail customer deposit base, noninterest income increased. The Company began executing in 2008 a new retail deposit growth strategy in February and has seen better retail customer deposit account growth over the past two months and has focused commercial lenders on growing low-cost commercial deposits.  While the mortgage banking business is still weak, the Company has noticed an increase in applications and loan closings during the first quarter of 2008 compared with the fourth quarter [2007].  The increased opportunities for mortgage banking during the next nine months will be dependent upon increased capture of market share and the implementation of a more efficient and effective new mortgage origination system.

Now I’m going to refer to a slide showing our overhead over the prior five quarters.  As Denny mentioned, noninterest expenses were $1.1 million lower than in the fourth quarter 2007 and were modestly lower than the first quarter a year ago.  This is consistent with our goal to reduce overhead as communicated last quarter.  The overhead ratio for the first quarter was still high at 68.9 percent, but was lower than the fourth quarter’s 73.2 percent, and was slightly above a year ago, which came in at 66.7 percent.  Expenses this quarter were increased for legal fees year-over-year impacted by the increase in nonperforming asset and foreclosure litigation.  Also, somewhat of an unusual increase was the expense this first quarter for our self-funded healthcare claims, which were higher than a year ago by approximately $338,000.  However, we believe the total expense for our healthcare plan claims should be approximately the same as prior year, primarily because of the lower number of average participants in the plan as a result of staff reductions; and these we believe will offset increases in healthcare costs.

We are going to continue to evaluate our success in growing our revenues, loans, and deposits each quarter in 2008; and we are prepared to make further overhead adjustments as necessary.

Denny.

Dennis S. Hudson, III:

Thank you, Bill.  As you just heard, we continue to experience disappointing earning results due to elevated credit costs, but we did make some progress this quarter in adjusting down our overhead. This, combined with a stable margin and noninterest income, has provided us with solid underlying earnings support reflective of our very strong banking franchise here in Florida. In today’s environment, deposit franchise is the key driver of value; for it is our solid low cost core deposit funding, built upon our stable and growing customer franchise, that will distinguish us among other companies also experiencing higher levels of problem assets.

We are not pleased with our current level of problem assets, but our asset quality issues are well defined and fairly straight-forward in terms of complexity.  It will take some time to work through these issues; but as we do, we will emerge with robust earnings as evidenced in the call today. Over the coming year, we will continue to focus a significant amount of our attention on asset quality, but we will also pursue continued development of our strong deposit franchise as we continue to manage our overhead in light of business conditions.

So as I said last quarter, the industry is returning, really, to good old-fashioned “blocking and tackling”; and so it’s important for us to stay focused on what we do best and that is:  building solid long-term relationships with our customers.  I appreciate the job that all of our associates are doing in this difficult period. They are working long and hard hours under challenging circumstances and, again, they deserve all the credit for the improvements we will begin to deliver in the months ahead.

With that, I’ll open the call to any questions.

Operator:

Thank you. We’ll now begin the question-and-answer session. If you have a question, please press star, then one, on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you’re using a speaker phone, you may need to pickup the handset before pressing the numbers. Once again, if there are any questions, please press star, then one, on your touchtone phone.

Our first question comes from Barry McCarver from Stephens Inc. Please go ahead.

Barry McCarver:

Hey, good morning, guys.

Dennis S. Hudson, III:

Good morning, Barry.

Barry McCarver:

I guess first off, Denny, I’m looking at the loans and the pipeline there. Are we still just seeing a very, very light loan demand in your market?  Has there been any change over the quarter in that respect?

Dennis S. Hudson, III:

Well, there’s no demand for residential real estate development; I can tell you that.  Russ, you want to make a brief comment about that?

H. Russell Holland:

On the commercial side, yes, you’re right:  the loan demand is significantly off, as you would expect.  There is some moderate consumer and residential demand, but the commercial loan demand is down.

Dennis S. Hudson, III:

Right; and we’re projecting at this point, I think… we are holding by a comment we made last quarter that we’re going to see loan growth… I think we said, Bill, in the negative 5 percent area, maybe…

William Hahl:

Maybe, yeah.

Dennis S. Hudson, III:

…6 percent, something like that, over the next year or through the balance of ’08.

Barry McCarver:

Then, my second question revolves around the loan loss provision.  I certainly applaud the higher reserve ratio.  Given your comments on the outlook for some of the asset quality metrics for the rest of the year, should we expect to see the reserve ratio continue to move up slightly, or are you comfortable where it’s at?

Dennis S. Hudson, III:

Well, it’s probably not going to move down.  It may move up slightly. I think the big wild card for us in the industry is where valuations are going and how changes in valuations could affect carrying values for problem assets; that’s what we’re probably going to struggle with as we move through the rest of the year.  As I said, though, we have a pretty good understanding of where we are and we will just continue to track that very, very closely.  The good news is:  it’s a fairly simple equation.

Barry McCarver:

Then just lastly, if I may, trust revenue is off again in 1Q.  How much of that is seasonal?  It seems like it has been down for a couple/two/three quarters in a row.  What’s going on in that division?

Dennis S. Hudson, III:

We’ve had a… When you look at the change, that’s been driven by:  1) estate revenues being off, which are often very hard to get a handle on; and 2) more recently, there have been market declines, or lack of market growth, that directly affects revenues.

Barry McCarver:

Guys, thanks a lot.

Dennis S. Hudson, III:

Thank you.

Operator:

Thank you. Our next question comes from Brett Villaume from Fig Partners. Please go ahead.

Brett Villaume:

Good morning, gentlemen.

Dennis S. Hudson, III:

Good morning.

Brett Villaume:

On page five, you give a good breakdown of residential construction and land development loans.  I was hoping that you wouldn’t mind giving me the level of nonperformers per category, if you could.

Dennis S. Hudson, III:

Well, that’s not something we have published.  I think last… Not much has changed since the last call; and if you read our transcript, we gave you a little better flavor for that.  Most of it is in single-family residences, land and lots; that is where a lot of that’s going to be; and we have some, a small amount, in condos.  I think $7 million in condos.  So anyway, we haven’t published that, but we might do that in the future.

Brett Villaume:

Okay.  So I guess asking you about LTVs is probably not worth asking either then? Thank you very much.

Dennis S. Hudson, III:

Well, just to give you some color there: with all of our nonperformers, we have performed very realistic, I think, current appraisal information as it is placed on nonaccrual, so we believe those are appropriate carrying values.

Jean Strickland:

All of the nonperforming get evaluated very closely and carefully each quarter, and the assets that are booked are fully supported by collateral, or we charge-down the asset.

Dennis S. Hudson, III:

Hope that helps.

Brett Villaume:

Thank you very much.

Dennis S. Hudson:

Thanks.

Operator:

Thank you. Our next question comes from Terry McEvoy from Oppenheimer & Company. Please go ahead.

Terry McEvoy:

Hi. Good morning.

Dennis S. Hudson:

Morning.

Terry McEvoy:

Since I’m relatively new to your Company, on page three where you talk about NPAs in ’89 to ’92 and then where we are today, if you had to do that same graph for, let’s say, net charge-offs, do you think the relationship holds true this cycle versus last cycle, because I really don’t know what the last cycle looked like for you in terms of charge-offs; or do you think it would be better or worse?

Dennis S. Hudson III:

Thus far it’s fairly close, the same, maybe a little bit better, but we’re just getting into this, I would say.

Jean Strickland:

Yes, our highest net charge-off ratio in 1990 was 0.9 [percent] for the whole year.

Dennis S. Hudson III:

For the year.

Jean Strickland:

Yes, for the whole year.

Terry McEvoy:

0.9?

Dennis S. Hudson III:

Yeah, and that was the highest in the cycle.

Terry McEvoy:

So below where the first quarter charge-offs were at 0.93?

Dennis S. Hudson III:

Right.

Jean Strickland:

Yes, but it was for the whole year, 1990.

Terry McEvoy:

Then just another question on the average rates paid on your core deposits:  how much did it come down in the first quarter?  You talked a little bit about market competition being, maybe, not as intense in the first quarter, but can you compare that to say the fourth quarter; how much of the Fed rate cuts were you able to pass on to your depositors?

William Hahl:

Yes, I mentioned that the core rates came down by about 17 basis points from the fourth quarter, so that really was partially implementing some of the Fed cuts.  As I mentioned, as those core deposits, and I’m talking about money market accounts and things like that, as you begin to drop below a 2 percent level, customers have a tendency then to migrate to CDs anyway.  So you kind of get into this situation of:  Is it better to have 2 percent money or 3.5 percent CDs?  So you can’t… It’s diminishing returns as you start to cut rates in those products further.  So we don’t anticipate, as I said earlier in the call, that we’re going to see much margin improvement coming from lower overall deposit rates, other than we are re-pricing CDs, $90 million a month or so, and those are down about 1 percent on average right now.

Terry McEvoy:

Great. Thanks for the color.

Operator:

Thank you. Once again, if there are any questions, please press star, then one, on your touchtone phone.  We have no further questions at this time.

Dennis S. Hudson, III:

Well, thank you very much for your attendance today; we appreciate it, and we look forward to speaking with you again next quarter.

Operator:

Thank you, ladies and gentlemen.  This concludes today’s conference.  Thank you for participating.  You may all disconnect.